Exhibit 99.1

Dara Redler to Join H&R Block as new Chief Legal Officer

Company announces General Counsel and Chief Administrative Officer Tom Gerke to retire after 10 years of service

KANSAS CITY, Mo. (Jan. 10, 2022) – H&R Block (NYSE: HRB) today announces that Dara Redler is joining the company as Chief Legal Officer, as current General Counsel and Chief Administrative Officer Tom Gerke announces his retirement after serving the company for the past 10 years.

Redler previously served as General Counsel and Corporate Secretary for Tilray, Inc. (NASDAQ: TLRY). She was the first general counsel for the global cannabis business where she built a global legal function, developed a world-wide compliance program, led legal negotiations for a transformative merger transaction to create one of the world’s largest cannabis businesses by revenue, and more. Prior to Tilray, she held various legal roles of increasing responsibility over 17 years at The Coca-Cola Company (NYSE: KO), across strategic alliances, franchise operations, retail sales, and worldwide marketing and growth. Redler holds a Juris Doctor from Duke University School of Law and two bachelor’s degrees from The University of Pennsylvania, one in Marketing from the Wharton School, and one in global studies from the College of Arts & Sciences.

“I am thrilled to have Dara as a partner and member of our Senior Leadership Team," said Jeff Jones, President and Chief Executive Officer, H&R Block. "She brings a wealth of experience in leading good governance, driving strategic negotiations, and navigating complex legal and regulatory matters. Her expertise and leadership will be the perfect addition as we continue on our transformation journey.”

Gerke, who announced his retirement today, has served as General Counsel and Chief Administrative Officer for H&R Block since 2012, where he has led the company's legal and government relations functions, as well as Block's Tax Institute. During his career at Block, he was instrumental in numerous key business developments, including the wind down of the company's subprime mortgage subsidiary, sale of its bank, and the formation of the company's current bank product relationships. He also served as interim CEO during a portion of 2017 and oversaw the company's human resources department from 2016-2018. Gerke serves on the board of directors for two publicly traded companies and plans to focus his future leadership efforts as a board member.

"Tom has provided strong leadership and strategic counsel to H&R Block over the past decade and was an invaluable partner to me," said Jones. "He has guided the company through important transactions, key litigation matters, and significant strategic transitions in the company's history. We all wish him the very best."

#1

About H&R Block

H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app and debit card, Spruce. Through Block Advisors and Wave, the company helps small business owners thrive with innovative products like Wave Money, a small business banking and bookkeeping solution, and the only business bank account to manage bookkeeping automatically. For more information, visit H&R Block News or follow @HRBlockNews on Twitter.

For Further Information

Media Relations	Angela Davied, (816) 854-5798, angela.davied@hrblock.com
Investor Relations:	Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com
Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com